Exhibit 99.1

FOR:	Stagwell Inc.	CONTACT:	Michaela Pewarski
	One World Trade Center, Fl. 65		Stagwell Inc.
	New York, NY 10007		646-429-1812
IR@stagwellglobal.com

STAGWELL (NASDAQ: STGW) ANNOUNCES CONVERSION OF SERIES 6 AND SERIES 8 PREFERRED STOCK

NEW YORK, NY September 23, 2021 – Stagwell Inc. (Nasdaq: STGW) today announced the Company elected to convert all outstanding shares of its Series 6 Convertible Preferred Stock, par value $0.001 per share (the “Series 6 Preferred Stock”) and its Series 8 Convertible Preferred Stock, par value $0.001 per share (the “Series 8 Preferred Stock”). A Notice of Conversion was provided to each holder of record of the Company’s Series 6 and Series 8 Preferred Stock on September 23, 2021. The conversion will take place and be effective on October 7, 2021 (the “Conversion Date”).

Pursuant to the Series 6 Notice, all 50,000 outstanding shares of Series 6 Preferred Stock will be converted into 12,086,700 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), on the Conversion Date. Pursuant to the Series 8 Notice, all 73,849 outstanding shares of Series 8 Preferred Stock will be converted into 20,948,746 shares of the Company’s Class A Common Stock.

“We feel confident the conversion of preferred shares is in the best interests of all Stagwell common shareholders as it eliminates any potential accretion,” said Mark Penn, Chairman and CEO, Stagwell Inc. “This action helps to complete the process we embarked upon to streamline and simplify Stagwell’s capital structure, making this a more investable company for the long term.”

The shares of Class A Common Stock are being issued in reliance upon the exemption set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, for securities exchanged by the Company and existing security holders where no commission or other remuneration is paid or given directly or indirectly by the Company for soliciting such exchange.

About Stagwell Inc.

Stagwell (NASDAQ: STGW) is the challenger holding company built to transform marketing. We deliver scaled creative performance for the world’s most ambitious brands, connecting culture-moving creativity with leading-edge technology to harmonize the art and science of marketing. Led by entrepreneurs, our 10,000+ specialists in 30+ countries are unified under a single purpose: to drive effectiveness and improve business results for their clients. Join us at www.StagwellGlobal.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which include statements regarding the Company’s intentions or current expectations concerning, among other things, the completion, timing and potential benefits of the conversion of the Series 6 Preferred Stock and the Series 8 Preferred Stock. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those expected or implied by the forward-looking statements.